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                                                                   EXHIBIT 10.14

                             SECURED PROMISSORY NOTE

$5,000,000                                               As of December 20, 2002
                                                         Corona, California

1. Promise to Pay. For good and valuable consideration, the receipt of which is hereby acknowledged, HALSEY DRUG CO., INC., a New York corporation ("Maker"), promises to pay to WATSON PHARMACEUTICALS, INC., a Nevada corporation ("Watson"), or order (either, the "Holder"), on the Maturity Date (as defined below), unless sooner paid as provided in Section 5 hereof, the principal sum of Five Million Dollars ($5,000,000), plus accrued unpaid interest thereon. The outstanding principal balance of this Note shall bear interest at a variable rate equal to the prime rate announced from time to time by Bank of America (the "Prime Rate") plus four and one half percent (4.5%) per annum (the "Interest Rate") from January __, 2004 to the date the principal sum is paid in full. Interest payments shall be made as provided in Section 2 below. All payments under this Note shall be made to the order of the Holder at the address Holder may designate in writing to Maker. All payments of principal under this Note shall be made in U.S. dollars.

2. Payment of Interest. Interest shall be paid on each March 31, June 30, September 30 and December 31 during the term of this Note, commencing March 31, 2004 (each such date being an "Interest Payment Date"). The payment of accrued interest on this Note shall be made in the form of Maker's common stock, par value $.01 per share (the "Common Stock") with the number of shares of Maker's Common Stock equal to the quotient of (x) the interest payment amount, divided by (y) the average of the closing bid and asked prices for Maker's Common Stock as reported in the Over-The-Counter Bulletin Board ("OTC Bulletin Board") (or such other over-the-counter market or exchange on which the Maker's Common Stock may then be traded or admitted for trading) for the twenty (20) trading days immediately preceding such Interest Payment Date, rounded up to the nearest whole share of Maker's Common Stock. No cash interest payments shall be made on this Note.

3. Maturity Date. The date that this Note shall mature, and the principal amount outstanding hereunder, plus accrued unpaid interest thereon and any charges pertaining thereto, shall become due and payable (the "Maturity Date") shall be June 30, 2007.

4. Loan and Security Agreements. Maker and Watson are party to that certain Loan Agreement, dated as of March 29, 2000, as amended by that certain Amendment to Loan Agreement dated as of March 31, 2000, as further amended by that certain Second Amendment to Loan Agreement dated as of December 20, 2002 and as further amended by that certain Third Amendment, Waiver and Consent to Loan Agreement dated as of January __, 2004 (as so amended, the "Loan Agreement"). The full and punctual payment and performance of this Note by Maker are secured and guaranteed by the Company General Security Agreement, the Company Collateral Assignments, the Stock

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Pledge Agreement, the Guaranties, the Guarantors Security Agreement, the
Guarantor Collateral Assignments and the Mortgage, as those terms are defined in the Loan Agreement (the "Security Agreements"). The security interest granted to Holder under the Security Agreements extends to the proceeds of any sale or other transfer or disposition of such assets, whether by Maker, its affiliates, the Holder or any other person, that occurs prior to the payment in full of this Note. Copies of the Loan Agreement and the Security Agreements may be obtained from Maker without charge.

5. Prepayments. Maker may voluntarily prepay this Note either in whole or in part without penalty or premium.

6. Waivers. Maker hereby waives diligence, presentment for payment, demand, protest, notice of non-payment, notice of dishonor, notice of protest, and any and all other notices and demands whatsoever. Maker shall remain bound under this Note until all principal and interest and any other amounts that are payable hereunder or under the Loan Agreement or the Security Agreements have been paid in full, notwithstanding any extensions or renewals granted with respect to this Note or the release of any party liable hereunder or any security for the payment of this Note. Maker, and any and all endorsers hereof, also waive the right to plead any and all statutes of limitations as a defense to any demand on this Note or any and all obligations or liabilities arising out of or in connection with this Note, the Loan Agreement or the Security Agreements, to the fullest extent permitted by law.

7. Events of Default. Any of the following events shall constitute an event of default by Maker under this Note (an "Event of Default"):

         (a) the failure of Maker to pay to Holder, on the Maturity Date, any and all principal amounts due and owing under this Note;

         (b) the failure of Maker to pay to Holder interest payments when due; or

         (c) there occurs any other event or circumstance that constitutes an "Event of Default" as defined in Section 9.1 of the Loan Agreement.

Subject to the forbearance provisions contained in Section 9.4 of the Loan Agreement, upon the occurrence of any Event of Default, as defined herein above, at Holder's option, Holder may declare immediately due and payable, and on any such declaration there shall become immediately due and payable, the entire unpaid principal balance of this Note, together with all accrued and unpaid interest under this Note and any other sums owing at the time of such declaration pursuant to this Note, the Loan Agreement or the Security Agreements, and Holder shall be entitled to exercise all rights and remedies available to Holder under this Note, under the Loan Agreement and the Security Agreements and under applicable law, all of which rights and remedies shall be cumulative. Without limiting the generality of the foregoing, upon the occurrence of an Event of Default, the interest rate at which interest shall accrue on the principal sum and any other amounts that are due under this Note shall increase to the lower of (i) the Prime Rate plus six and

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one-half percent (6.5%) per annum or (ii) the maximum interest rate permitted under applicable law (the "Default Rate"), until all such amounts have been paid in full.

8.       No Waiver by Holder. Subject to the forbearance provisions contained in
Section 9.4 of the Loan Agreement, any delay or omission on the part of Holder to exercise any of Holder's rights or remedies hereunder, under the Loan Agreement or the Security Agreements or under applicable law, including, without limitation, the right to accelerate amounts owing under this Note, shall not be deemed a waiver of that right or remedy or of any other right or remedy of Holder in respect thereof. The acceptance by Holder of any payment pursuant to the terms of this Note which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the Holder's rights or remedies under this Note, the Loan Agreement, the Security Agreements or under applicable law at that time or at any subsequent time or nullify any prior exercise of any such rights or remedies without the express written consent of Holder, except as and to the extent provided to the contrary by applicable law.

9. Governing Law. This Note shall be governed by and construed according to and enforced under the internal laws of the State of New York without giving effect to its choice of laws rules.

10. Enforcement of the Note. Maker agrees that the Superior Court in and for the County of New York, New York shall have exclusive jurisdiction over any disputes, between the Maker and Holder and any action, suit or other proceeding brought by Maker or Holder relating to the interpretation or enforcement of this Note, and Maker agrees as follows: (a) Maker shall accept and not contest the personal or subject matter jurisdiction of such Court; (b) Maker shall accept and not object to or challenge the venue of such Court or assert the doctrine of forum non conveniens with respect to such Court; (c) Maker shall accept and not contest the validity or effectiveness of service of process in any such action, suit or other proceeding by registered or certified first class mail; and (d) TO THE MAXIMUM EXTENT PERMITTED BY LAW, MAKER WAIVES AND SHALL WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT WITH RESPECT TO THIS NOTE OR ITS ENFORCEMENT OR INTERPRETATION. If Maker fails to pay any amounts due hereunder when due, then Maker shall pay all costs of enforcement and collection, including, without limitation, reasonable attorneys' fees and costs incurred by Holder, whether or not enforcement and collection includes the filing of a lawsuit, and whether or not that lawsuit is prosecuted to judgment. The costs of enforcement and collection shall be added to the principal amount of the Note and shall accrue interest at the Default Rate from the Date incurred until the date paid by Maker.

11. Binding Nature. The provisions of this Note shall be binding on Maker and shall inure to the benefit of Holder.

12. Usury Savings Provisions. In the event Holder receives any sums under this Note which constitute interest in an amount in excess of that permitted by any applicable law,

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then, all such sums constituting interest in excess of that permitted to be paid under applicable law shall, at Holder's option, either be credited to the payment of principal owing hereunder or returned to Maker. The provisions of this Section 12 control the other provisions of this Note and any other agreement between Maker and Holder.

13. Severability. If, but only to the extent that, any provision of this Note shall be invalid or unenforceable, then, such offending provision shall be deleted from this Note, but only to the extent necessary to preserve the validity and effectiveness of this Note to the fullest extent permitted by applicable law.

14. Interpretation. No provision of this Note shall be interpreted for or against Maker or Holder because that person or that person's legal representative drafted such provision. Unless otherwise indicated elsewhere in this Note, (a) the term "or" shall not be exclusive, (b) the term "including" shall mean "including, but not limited to," and (c) the terms "below," "above," "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Note as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear. The section and sub-section headings in this Note are included for convenience of reference only and shall be ignored in the construction or interpretation of this Note.

15. Amended and Restated Note. This Note is issued in accordance with that certain Third Amendment to Loan Agreement dated as of January __, 2004, between Maker and Watson (the "Third Amendment"), and is issued by Maker as an amendment and restatement of that certain Secured Promissory Note issued by Maker to Watson in the principal amount of $17,500,000 dated December 20, 2002 (the "Original Note"). Upon execution and delivery of this Note to Watson, the Original Note shall be null and void and of no further legal force or effect.

                           [SIGNATURE PAGE TO FOLLOW]

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                                      "MAKER"

                                      HALSEY DRUG CO., INC.

                                      __________________________________________
                                      By: Andrew Reddick
                                      Its: President and Chief Executive Officer

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